EXHIBIT 10.18


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated November 11, 1998, is entered by and between CHRONIMED INC., a Minnesota corporation (the "COMPANY"), and STEVEN RUSSEK (the "EMPLOYEE").

         1. ENGAGEMENT. The Company agrees to employ the Employee and the Employee accepts such employment on the terms and conditions set forth in this Agreement and, except to the extent superceded by this Agreement, subject to those policies and procedures applying to the employees of the Company, as may be amended from time to time. The Employee shall apply his best efforts and devote substantially all of his time and attention to the Company's affairs. Employee's title within the Company shall be Senior Vice President, Disease Management. Employee shall perform those duties as may from time to time be assigned to him consistent with the offices held by Employee.

         2. COMPENSATION. As consideration for the covenants and agreements herein and Employee's services rendered, the Company shall provide Employee the following compensation:

                  A. BASE SALARY. The Employee shall be paid an annual base salary of $182,000.00 for the first year of the term of this Agreement, payable on the 15th and last day of each month by direct deposit to a bank account designated by Employee. Employee's base salary during the second year of this Agreement shall be established to the mutual acceptance of the Company and Employee.

                  B. BONUS. The Employee shall participate in a Company management incentive compensation plan, commencing with a plan applicable to the Company's fiscal year beginning July 1, 1998, which is designed to offer employee the potential for an annual bonus targeted at 30% of base salary and up to 50% of base salary. Employee shall meet with the Company's Chief Operating Officer upon commencement of employment to establish qualitative initiatives and objectives for the purpose of assessing the amount of bonus to be paid Employee at the end of the bonus period.

                  C. LOAN. The Company shall loan Employee the sum of $50,000, to be repaid within one year following the loan date and bearing interest in accordance with a promissory note to be executed by Employee consistent with these terms.


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                  D. STOCK OPTIONS. Employee shall be granted, or be eligible to participate in, as the case may be, certain stock option plans, all as follows:

                           (i) Employee shall be awarded, upon commencement of
                  his employment, a stock option grant of Thirty Thousand (30,000) shares of the Company's common stock. The stock option awarded shall vest over a period of five years and will permit the Employee to purchase Company stock, for a period up to seven years, at the closing market price of the Company's stock on the date of commencement of Employee's employment. Additional terms of the option grant are contained in the Company's stock option plan presently in effect.

                           (ii) Employee shall be awarded, upon commencement of
                  his employment, an additional stock option grant of Ten Thousand (10,000) shares of the Company's common stock. The stock option awarded shall be immediately vested and will permit the Employee to purchase Company stock, for a period of seven years, at the closing market price of the Company's stock on the date of commencement of Employee's employment. In the event, as of market closing on the twelve month anniversary of the disbursement to Employee of the loan under
                  Section 2.C., the value of the 10,000 shares of Company stock subject to this option fails to equal or exceed $5.50 per share greater than the option exercise price, and the options have not been exercised and shares sold, the Company shall pay to Employee a lump sum equal to (i) the sum of $5.50 per share plus the per share exercise price, less (ii) the greater of the exercise price or the per share closing price on the twelve month anniversary of the award date. Such lump sum payment shall be gross and shall then have normal withholding taxes deducted. In the event the per share price, at the close of market, equals or exceeds $5.50 per share greater than the exercise price at any time during the twelve months following the Section 2.C. loan disbursement date, other than during a restricted period under Employer's Blackout Policy, the Company shall have no obligation to guaranty an option price or make payment to Employee under this Section 2.D.(ii). The option granted under this Section 2.D.(ii) is provided to enable Employee to satisfy in part the Section 2.C loan. The stock option plans identified above shall be reduced to a separate written agreement, consistent with these terms and to be executed by the parties.

                           (iii) Employee shall be eligible to participate in
                  additional annual stock options consistent with option plans made available to the


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                  management of the Company and pursuant to the Company's Board of Director's discretion. The terms of future stock options, including the number of shares available, exercise price, and vesting provisions shall be determined pursuant to each option agreement.

                  D. RELOCATION REIMBURSEMENT. The Company will reimburse Employee for relocation expenses, up to an overall cap of $60,000, to include necessary house hunting trips to the Twin Cities for Employee and Employee's spouse, costs associated with the sale of Employee's current home, the packing and shipment of Employee's household goods, temporary living expenses (if required) for up to two months, closing costs on the purchase of a new residence, and income tax liability associated with relocation reimbursement.

                  E. EMPLOYEE BENEFIT PLANS, INSURANCE, AND TIME-OFF. During the term of his employment, Employee shall be entitled to participate in any employee benefit plan or plans established and maintained by the Company for comparable employees, in accordance with the eligibility requirements and other terms and provisions of such plan or plans. Employee acknowledges and agrees that the Company is under no obligation to Employee to establish or maintain any employee benefit plan in which Employee may participate, and that the terms and provisions of any employee benefit plan of the Company are matters solely within the exclusive province of the Board of Directors. Employee shall be entitled to receive health, life, and disability insurance coverage on terms consistent with the Company's insurance offerings to comparable employees. Employee shall receive vacation and medical time-off pursuant to the Company's standard employee policies.

         3. TERM AND TERMINATION. The term of this Agreement and Employee's employment shall commence on December 1, 1998, and shall continue thereafter for a period of two years. This Agreement shall earlier terminate upon the occurrence of any of the following:

                  A. Written agreement of the parties to terminate;

                  B. Employee's death or Employee's eligibility for and receipt of long-term disability benefits under a Company sponsored plan of disability insurance;

                  C. Following 90 days written notice by one party to the other indicating the party's intention to terminate; or


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                  D. Termination by the Company for Cause. Cause shall be
         defined as (i) Employee's gross negligence or willful misconduct in the performance of Employee's duties; (ii) the commission by Employee of any criminal act, act of fraud or dishonesty by Employee related to, or in connection with his employment by the Company, or conviction of a crime for which a sentence of more than 90 days incarceration may be imposed; or (iii) Employee's persistent failure to meet the reasonable expectations of or duties consistent with the office held by Employee.

         4. SEVERANCE. In the event the Company terminates this Agreement pursuant to Section 3C, effective before the second anniversary following commencement of Employee's employment, the Company shall continue to pay Employee monthly severance payments in an amount equal to what Employee would have received in salary (excluding bonus) as if Employee had remained employed up to such second anniversary. Other than the severance payment identified herein, the Company shall have no obligation past the date of termination to provide Employee with employee benefits as identified in Section 2.E., except as may be mandated by State or federal benefits contributions laws.

         5. COVENANT NOT TO COMPETE. Employee hereby covenants and agrees that during the term of this Agreement and until the later of (i) one year following termination of this Agreement or any renewal thereof, or (ii) Employee's receipt of the last of any severance payments to Employee under Section 4, Employee shall not be engaged within the United States, either directly or indirectly, in any manner or capacity, whether as an advisor, principal, agent, partner, officer, director, employee, or otherwise, in any business or activity, or own beneficially or of record five per cent (5%) or more of the outstanding stock of any class of equity securities in any corporation, in competition with the business then being conducted by the Company, its subsidiaries or affiliates, which business includes but may not be limited to the manufacture and sale of medical diagnostic products, the distribution of medications for treatment of chronic illnesses, the management of chronic disease states, and all research, analysis, and data services related to the foregoing. Further, Employee will not for one year following termination of his employment directly or indirectly attempt to hire away any then-current employee of the Company, its subsidiaries or affiliates, or take any action to persuade any such employee to leave employment with the Company, its subsidiaries or affiliates.

         6. CONFIDENTIALITY. Employee will in the course of his employment with the Company have access to confidential or proprietary data or information belonging to the Company, its subsidiaries or affiliates. Employee will not at any time divulge or communicate to any person (other than to a person bound by confidentiality obligations to the Company similar to those contained in this Agreement) or use to the detriment of the Company, its subsidiaries or affiliates, or for the benefit of any other person Confidential or Proprietary Data or Information. The provisions of this Section 6 shall survive Employees'


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employment hereunder regardless of the cause of termination of employment or this Agreement and shall remain intact for a period of three (3) years following termination for any reason. "Confidential or Proprietary Data or Information" shall mean information Employee learns or develops during the course of employment that derives economic value by being not generally or ascertainable by others and includes, without limitation, financial information, customer lists, supplier lists, trade secrets, secret processes, computer data and programs, pricing, marketing, and advertising data, strategic or operational plans, methods of research and testing, management systems and matters related to sales and marketing techniques. Employee acknowledges and agrees that any Confidential or Proprietary Data or Information that Employee has already acquired was in fact received in confidence and in Employee's fiduciary capacity with respect to the Company.

         All written materials, records and documents made by Employee or coming into Employee's possession during the term of employment concerning any product, processes, information or services used, developed, investigated or considered by the Company, its subsidiaries or affiliates, or otherwise concerning the business or affairs of the Company, its subsidiaries or affiliates, shall be the sole property of the Company and upon termination of Employee's employment for any reason, or upon request of the Board of Directors during Employee's employment, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee's employment for any reason, or upon request of the Board of Directors during Employee's employment, Employee shall deliver to the Company all other property of the Company in Employee's possession or under Employee's control including, but not limited to, financial statements, marketing and sales data, computer hardware and software, and Company credit cards.

         Employee shall promptly disclose to the Company in writing all inventions, discoveries, and works of authorship, whether or not eligible for patent or copyright protection, which are conceived, made, discovered, written or created by Employee alone or in collaboration with others during the term of this Agreement and which relates in any way to the actual or anticipated business of the Company, as defined in Section 5, or the Company's actual or anticipated research and development. Employee assigns all rights to all such inventions and works of authorship to the Company. Employee shall render any and all assistance to the Company reasonably necessary in order for the Company to perfect, protect, and use its rights to any such inventions and works of authorship. This provision shall not apply to an invention, discovery or work of authorship for which no equipment, supplies, facility or trade secret information of the Company, its subsidiaries or affiliates was used and which was developed entirely on the Employee's own time, and which (i) does not reasonably relate to and compete with the business of the Company, its subsidiaries or affiliates, or to any of their anticipated research or development, or (ii) does not result from any work performed by the employee for the Company, its subsidiaries or affiliates.

         7. OTHER BUSINESS ACTIVITIES. Employee shall not serve as a director, officer, employee, consultant, independent contractor or agent of another company, whether for-


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profit, not-for-profit, charitable organization, foundation or otherwise, during the term of this Agreement without the express prior written consent of the Company's Board of Directors.

         8. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed at any general or branch United States Post Office enclosed in a certified postpaid envelope, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as the party may have fixed by notice:

                        If to the Employee:
                        Steven Russek
                        474 Pebble Beach Lane
                        Riverwoods, IL 60015

                        If to the Company:
                        Chronimed Inc.
                        10900 Red Circle Drive
                        Minnetonka, MN 55343
                        Attn: President

Any notice of change of address shall only be effective, however, when received.

         9. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged, and the Employee, his heirs, executors, administrators and legal representatives. The Employee may not assign his rights or obligations under this Agreement without the prior consent of the Company. The Company may assign this Agreement to any entity acquiring substantially all the assets or business of the Company or any subsidiary entity of the Company to which Employee is assigned, by way of purchase, merger, or otherwise.

         10. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Minnesota.

         11. OTHER AGREEMENTS. This Agreement supersedes all prior understandings and agreements between the parties. It may not be amended orally, but only by a writing signed by the parties hereto.


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         12. NON-WAIVER. No delay or failure by either party in exercising any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

         13. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         15. SEVERABILITY. If any provision of this Agreement is found to be invalid, prohibited, or unenforceable, such provision shall be deemed modified to the extent necessary to make it valid and enforceable or, if it cannot be modified, then severed and the remainder of this Agreement shall remain in full force and effect.


CHRONIMED INC.                              EMPLOYEE

By
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                                            Steven Russek

Its
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